                                                                   EXHIBIT 4.3.2




                           AMENDMENT TO REGISTRATION
                                RIGHTS AGREEMENT



         This Amendment to Registration Rights Agreement ("Amendment") is made as of July 31, 1992, by and among E-Z Serve Corporation, a Delaware Corporation (the "Company"), and Phemus Corporation, a Massachusetts corporation ("Phemus") and Intercontinental Mining & Resources Limited, a British Virgin Islands limited partnership ("IMR Limited").

         WHEREAS, the Company, Phemus and IMR Limited entered into that certain Registration Rights Agreement dated as of March 25, 1992 (the "Agreement");

         WHEREAS, the Company has issued to Phemus and IMR warrants (the "D Warrants") to purchase an aggregate of 30,000 shares of the Company's Series D Convertible Preferred Stock, par value $0.01 per share (the "Series D Preferred") and the D Warrants also provide for the issuance to Phemus and IMR of the Company's Common Stock, par value $0.01 per share;

         WHEREAS, the parties desire to amend the Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

         1. Section 1.1(b) of the Agreement is hereby amended in its entirety to be as follows:

                          (b) The term "Registrable Securities" means (1) the Common Stock issued or issuable upon the conversion of the Shares, (2) the Common Stock issued or issuable upon the exercise of the Warrants issued pursuant to that certain Warrant Purchase Agreement dated as of July 15, 1992, by and among the Company, Phemus, and Intercontinental Mining & Resources Incorporated, a British Virgin Islands corporation ("IMR Inc."), (3) the Common Stock issued or issuable upon the conversion of the Series D Preferred which is issued or issuable upon the exercise of the D Warrants, (4) the Common Stock issued or issuable pursuant to the D Warrants, and (5) any Common Stock of the Company issued (or issuable upon the conversion or exercise of any warrant, right, or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such securities described in (1), (2), (3) or (4) of this paragraph; provided, however, that any shares previously sold to the public pursuant to a registered public offering or pursuant to an exemption from the registration requirements of the 1933 Act shall cease to be Registrable Securities;

         2. Section 1.7 of the Agreement is hereby amended in its entirety to be as follows:

                          1.7 Underwriting Requirements. In connection with any offering involving an underwriting of securities being issued by the Company, the Company shall not be required under Section 1.3 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, and then only in such quantity, if any, as will not, in the opinion of the underwriters, jeopardize the success of the offering by the Company. If the managing underwriter for the offering shall advise the Company in writing that the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities to be sold other than by the Company that can be successfully offered, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the managing underwriter believes will not jeopardize the success of the offering, provided, however, that the number of Registrable Securities to be included in the offering shall not be reduced unless the securities to be included in such offering for the account of any person other than the Company are also reduced on a pro rata basis provided, however, that in no event shall the amount of securities of (i) the selling Holders and (ii) any other parties pursuant to Section 1.7 of the Registration Rights Agreement dated July 31, 1992, between the Company and Tenacqco Bridge Partnership as in effect on the date hereof, included in the offering be reduced below 50% (fifty percent) of the total amount of securities included in such offering. For purposes of apportionment pursuant to this Section 1.7, for any selling Holder which is a partnership or a corporation, the partners, retired partners and shareholders of such Holder, or the estates and family members of such partners and retired partners and any trusts for the benefit of any of the foregoing persons, shall collectively with such Holder be deemed to be one 'selling Holder', and any pro rata reduction with respect to such 'selling Holder' shall be based upon the aggregate amount of shares carrying registration rights owned by entities and individuals included in such 'selling Holder', as defined in this sentence.

         3. Exhibit A to the Agreement is hereby amended to include IMR Inc., and IMR Inc. will be considered an "Investor" for all purposes under the Agreement, entitled to all benefits and subject to all obligations thereunder as are other Investors.

Except as expressly amended herein, the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first above written.

                             E-Z SERVE CORPORATION

                             By: /s/ John T. Miller
                                 ----------------------------------------
                             Name:   John T. Miller
                             Title:  Senior Vice President


                             PHEMUS CORPORATION

                             By: /s/ Michael Eisenson
                                 ----------------------------------------
                             Name: Michael Eisenson

                             By:
                                 ----------------------------------------
                             Name:
                                   --------------------------------------


                             INTERCONTINENTAL MINING & RESOURCES LIMITED

                             By: /s/ Jeffrey A. Fromm
                                 ----------------------------------------
                             Name:   Jeffrey A. Fromm
                             Title:  Vice President






                                     -3-